Exhibit 23.5

CONSENT OF DIRECTOR NOMINEE

I hereby consent to being named as a director nominee of Costamare Inc., a Marshall Islands corporation in the Registration Statement on Form F-1 of Costamare Inc. (including the prospectus contained therein), and in all subsequent amendments and post-effective amendments or supplements thereto, filed with the U.S. Securities and Exchange Commission.

Dated: October 19, 2010

/s/ Vagn Lehd Møller
Vagn Lehd Møller